Tecton Corporation

For Immediate Release

TECTON CORPORATION UPDATES SHAREHOLDERS ON RESTRUCTURING PLANS INCLUDING DEBT-TO-EQUITY CONVERSION, PLANNED REVERSE STOCK SPLIT, AND UPCOMING SHAREHOLDER’S MEETING.

May 10, 2013 / Clearwater, Florida.   Tecton Corporation (the “Company”) (OTCQB: TTNC) is pleased to update its shareholders with respect to its on-going corporate restructuring.

The company’s board of directors recently authorized the company to substantially reduce the outstanding debt owed to its creditors, including approximately $275,000 of existing debt owed to its controlling shareholder -Endeavour Cooperative Partners, LLC., (“Endeavour”), by converting certain debt into new equity of the company.  To this extent, the Company recently issued 19,736,560 shares of its Preferred Stock, bringing the outstanding shares of its Preferred and Common Stock to its authorized limits of 20 million and 80 million shares respectively, in exchange for certain debt owed to Endeavour.   Endeavour now owns approximately 47% of the Company’s outstand stock.

Having now reached the authorized limits on the number of shares the Company can issue, the Company plans to complete its debt-to-equity restructuring in the following manner:

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The Company anticipates effecting a 1-for-40 reverse stock split in the very near future, the record date and effective dates will be announced upon effectiveness with the State of Nevada and approval for the corporate action by FINRA, to bring the total post- split outstanding shares to 2,000,000 Common Shares and 500,000 Preferred Shares;

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The Company will seek shareholder approvals at an upcoming shareholder meeting, the record date and meeting date to be announced in the near future concurrent with the filing of the Company’s proxy statement with the SEC, to amend the Company bylaws to authorize an increase in the number of post-split outstanding shares available for issuance to 110 million, among other items to be voted on at the meeting;

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Issue additional shares of the Company’s post-split stock in exchange for current outstanding debt.

The Company’s CEO, Micah J. Eldred, commented, “We look forward to the continued revival and restructuring of Tecton Corporation in an effort to salvage and increase value for all of our stakeholders.  To date, we have been successful in bringing the company’s audits and financial reports current, and assuming success of this restructuring plan, we will dramatically strengthen the Company’s balance sheet by converting the lion’s share of its debt into new equity, and will bring our capital structure into a more favorable position with approximately 40 million post-

split shares outstanding, and 110 million post-split total authorized shares available for issuance.  I look forward to the continued support of our current and future shareholders.”

The Company anticipates it will require approximately 75-90 days to hold its annual meeting and complete the contemplated balance sheet restructuring and reverse split.  Additional details, including record dates, effective dates, and meeting dates will be announced in the near future.

Cautionary Information Regarding Forward-Looking Statements.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated.  The information contained in this release is as of May 13, 2013.  Tecton Corporation assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For more information contact:

Tecton Corporation

15500 Roosevelt Boulevard

Suite 301

Clearwater, FL 33760

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